Exhibit 99.1

Cytec Announces Fourth Quarter 2010 Results

As-Adjusted Fourth Quarter EPS of $0.83; As-Adjusted Full Year EPS of $3.60

Cytec Commits to a Plan to Divest Building Block Chemicals

Cytec Announces Resumption of Stock Buyback Program and Approval of New Program

Cytec Restores Dividend to Pre-Crisis Levels

2011 Outlook Provided

WOODLAND PARK, N.J.--(BUSINESS WIRE)--January 27, 2011--Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the fourth quarter 2010 of $48.0 million or $0.95 per diluted share on net sales of $700 million. Included in the quarter are several special items that total $6.1 million of net income after-tax or $0.12 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $41.9 million or $0.83 per diluted share.

Net earnings for the fourth quarter of 2009 were $9.8 million or $0.20 per diluted share on net sales of $648 million. Included in the quarter were several special items that totaled $24.6 million of net expense after-tax or $0.50 per share and are outlined further in this release. Excluding these special items, net earnings were $34.4 million or $0.70 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Earnings per share, excluding special items, increased almost 20% versus the same period in 2009. Our segment results were varied with Engineered Materials having a strong quarter as selling volumes were significantly higher across the commercial aerospace sector. Coating Resins selling volumes were flat with the prior period but raw material costs were up sharply and despite implementing significant price increases we were unable to fully recover the higher costs.”

Cytec Coating Resins sales increased 6% to $348 million; operating earnings decreased to $3.9 million.

In Coating Resins, overall selling volumes were flat as we experienced seasonal destocking in our industrial coatings markets in the fourth quarter 2010, particularly in Europe, versus restocking in the fourth quarter 2009. Selling prices increased by 9% and the impact of exchange rates decreased sales by 3%.

Operating earnings of $3.9 million were down versus operating earnings of $17.6 million in the fourth quarter of 2009. This was principally due to raw material cost increases of approximately $40.6 million not fully covered by selling price increases as well as reduced manufacturing production levels.

Cytec Additive Technologies sales increased 7% to $65 million; operating earnings increased to $8.8 million.

In Additive Technologies selling volumes were up by 6% versus the fourth quarter 2009 due to higher demand for our differentiated technologies globally. Selling prices increased by 2% and the impact of exchange rates decreased sales by 1%.

Operating earnings of $8.8 million were up significantly compared to the $4.2 million in the fourth quarter of 2009 mainly as a result of higher selling volumes and improved plant capacity utilization.

Cytec In Process Separation sales increased by 1% to $81 million; operating earnings decreased to $13.3 million.

In Process Separation selling volumes were down by 1% versus the fourth quarter 2009 and selling prices increased by 2%.

Operating earnings of $13.3 million were lower versus operating earnings of $15.2 million in the prior year quarter, mainly as a result of a less favorable product mix.

Cytec Engineered Materials sales increased by 15% to $206 million; operating earnings increased to $28.2 million.

In Cytec Engineered Materials, selling volumes increased by 15% compared to the prior year period, primarily due to improved demand related to new programs in the large commercial transport sector. Selling prices increased by 1% and the impact of exchange rates reduced sales by 1%.

Operating earnings of $28.2 million were up versus $22.8 million in the fourth quarter of 2009, mainly as a result of higher selling volumes and increased production levels. These benefits were partially offset by higher manufacturing and selling and technical service costs added as a result of the increasing demand levels and investment in growth programs.

Discontinued Operations

In the fourth quarter 2010 we committed to a plan to divest the Building Block Chemicals business and are in active discussions with a potential buyer. As a result, financial results in the segment are reported as discontinued operations excluding continuing costs that will remain as part of Cytec. For the three and twelve months ended December 31, 2010 continuing costs previously allocated to Building Block Chemicals but now included as part of corporate and unallocated were $1.5 and $6.3 million, respectively.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “With an outstanding performance in 2010, it is an appropriate time to divest the business. The divestiture would allow us to put more attention and resources on our core growth platforms of Engineered Materials, In Process Separations and Waterborne and Radcure Coating Resins, focusing on organic growth and possible bolt-on acquisitions. Removing the high cyclicality of sales of this capital intensive commodity business from our business portfolio will also reduce the impact of its volatility to our earnings.”

The following covers Building Block Chemicals sales and earnings on the basis prior to being classified as discontinued operations. Sales were $150.6 million up 45% in the fourth quarter 2010 versus $103.9 million in the same period 2009 with higher selling volumes of 11% and selling prices increased by 34%. Operating earnings increased to $9.2 million due to the higher selling volumes and selling prices which more than offset higher raw material costs of approximately $32 million.

Special Items

In the fourth quarter of 2010 a number of special items were recorded that resulted in net pre-tax charges of $5.8 million ($6.1 million net benefit on an after-tax basis or $0.12 per diluted share) as follows:

  Included in Corporate and Unallocated, principally in manufacturing cost of sales, are pre-tax net restructuring charges of $1.1 million ($0.7 million after-tax or $0.01 per diluted share).
  Included in Other Income/Expense is a pre-tax charge of $4.7 million ($2.9 million after-tax or $0.06 per diluted share) related to an increase in environmental liabilities at two inactive locations for a change in estimate for operating and maintenance costs.
  Included in income tax expense is a benefit of $9.7 million or $0.19 per diluted share related to the reversal of deferred tax valuation allowances in two international entities.

In the fourth quarter of 2009 a number of special items were recorded that resulted in a net pre-tax charge of $36.7 million ($24.6 million after-tax or $0.50 per diluted share) as follows:

  Included in Corporate and Unallocated, principally in manufacturing cost of sales, is a pre-tax charge of $1.5 million ($0.8 million after-tax or $0.02 per diluted share) associated with various restructuring initiatives across Specialty Chemicals, Engineered Materials, and Corporate operations.
  Included in Corporate and Unallocated in General and Administrative is a net pre-tax charge of $5.2 million ($3.5 million after-tax or $0.07 per diluted share) related to the aforementioned restructuring initiatives.
  Included in Corporate and Unallocated, in manufacturing cost of sales is a pre-tax non-cash charge of $19.7 million ($15.6 million after-tax or $0.32 per diluted share) mainly due to accelerated depreciation of plant assets at the recently shutdown facility in Spain.
  Included in Corporate and Unallocated, a pre-tax asset impairment charge of $4.3 million ($3.4 million after-tax or $0.07 per diluted share) related to the write down of the land at our closed facility in Spain to its estimated fair value.
  Included in other income/(expense) is a net pre-tax non-cash loss of $12.2 million ($9.1 million after-tax or $0.18 per diluted share) associated with a settlement of an existing pension plan in an international jurisdiction. Also included in other income/expense is a pre-tax gain of $6.2 million ($3.8 million after-tax or $0.08 per diluted share) related to a legal settlement.
  Included in income tax expense is a benefit of $4.0 million or $0.08 per diluted share related to a favorable tax adjustment for an audit settlement in an international jurisdiction.

Income Tax Expense

Income tax benefit for the fourth quarter of 2010 was $7.0 million, compared with a tax benefit of $0.7 million in the fourth quarter of 2009. Included in income tax expense for the fourth quarter of 2010 is the aforementioned special item tax benefit of $9.7 million. This is related to the reversal of deferred tax valuation allowances for two international entities as revisions to the current and estimated future earnings for these entities now make the realization of such deferred tax assets more likely than not. Also included in income tax expense are discrete tax benefits of $3.5 million or $0.07 per diluted share mostly related to the favorable resolution of several prior year international tax matters. In addition, the fourth quarter results reflect a tax benefit of approximately $2.0 million or $0.04 per diluted share related to the cumulative tax catch-up on the first nine months of 2010 resulting from the December 17th passage of the U.S. Tax Relief, Unemployment Insurance Reauthorization and Job Creating Act of 2010. The overall underlying estimated annual tax rate for the fourth quarter of 2010 was approximately 30.5% versus the underlying estimated annual tax rate in the fourth quarter of 2009 of 29.3%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow provided by operating activities was $97 million for the fourth quarter 2010 and our full year cash flow from operations was $279 million. During the quarter excellent progress continued related to our working capital initiative.” The following working capital amounts exclude Building Block Chemicals. Trade accounts receivable decreased by $26 million and days outstanding of approximately 49 days were down 2 days versus the end of the third quarter of 2010. Inventory decreased by $46 million and days on hand of approximately 66 days was reduced by 9 days versus the third quarter of 2010. Accounts payable decreased by $32 million in the quarter and days payable outstanding of approximately 48 days decreased by 5 days versus the third quarter of 2010. Mr. Drillock added, “We believe the overall gains made from the working capital initiative are sustainable going forward. As a result of this and many other efforts to improve cash flow during 2010, our cash balance at year end was $383 million versus $262 million at year end 2009.

“Capital spending of continuing operations for the quarter was $38 million with approximately 30% of the spending attributable to Engineered Materials, and 70% to Specialty Chemical segments. Capital spending for the full year 2010 was $116 million and our expectation for capital spending for the full year 2011 is to be in a range of $170 million to $190 million with the bulk of the increase related to manufacturing capacity expansions in the Engineered Materials segment.”

Capital spending of the discontinued Building Block Chemicals segment was approximately $7 million for the quarter and $15 million for the full year.

Debt was reduced by $18 million in the quarter and the overall debt balance is now $648 million versus $686 million at year end 2009.

Stock Buyback/Dividend Increase

The Company’s Board of Directors has approved the resumption of our stock buyback program, which has $44 million remaining on its current authorization, and also approved an additional stock buyback authorization of $150 million.

In addition, the Board of Directors approved an increase in the dividend level to $0.1250 from its prior level of $0.0125 and is effective with the first payment in February 2011. The quarterly cash dividend of $0.1250 per share of common stock is payable on February 25, 2011 to shareholders of record as of February 10, 2011. This restores the dividend to its level prior in April 2009 when the dividend was reduced due to the uncertain economic conditions at that time.

Mr. Drillock commented, “We entered 2010 with an excellent cash position provided from our working capital initiative and continued our good cash flow generation in 2010. This led us to resume our stock buyback program including the additional authorization, and increase our dividend back to prior levels. This is a clear indication of the Board of Director’s confidence in our future as well as our commitment to increasing the value of Cytec to our shareholders and employees.”

2011 Outlook

Mr. Fleming commented, “Looking forward to 2011, we are forecasting overall demand improving for our specialty chemical and materials segments. For our Specialty Chemical segments, Asia and Latin America will be higher growth with modest growth expected in North America and Europe. Raw material volatility remains a concern, particularly in our Coating Resins segment. In Engineered Materials, demand continues to improve in the commercial aircraft sectors, although growth in new programs will be less than originally anticipated. With the pending sale of Building Block Chemicals expected to be completed in the first quarter, we will compare our adjusted diluted earnings per share guidance to the continuing operations diluted earnings per share amounts in 2010. Our guidance for 2011 full year adjusted diluted earnings per share is a range of $3.15 to $3.50 on sales of $2.9 to $3.0 billion which compares to sales of $2.7 billion and adjusted diluted earnings per share from continuing operations in 2010 of $2.99. Our guidance by segment follows.”

In Coating Resins, the recovery of demand in the global industrial coatings market continues at a slow rate, with most of the growth expected in the Asia Pacific region. Cytec will continue to penetrate the emerging markets with our more environmentally friendly technologies. We estimate that global selling volumes in 2011 will improve approximately 5% over 2010 levels across the product lines. The forecast assumes higher raw material costs which we expect to offset with higher selling prices. Taking all the above into account, sales are projected to be in a range of $1.50 to $1.52 billion versus sales of $1.42 billion in 2010 and operating earnings are expected to be in a range of $70 million to $80 million for this segment, up from the 2010 operating earnings of $69 million.

In Additive Technologies, market acceptance of our technologically differentiated products continues to increase, particularly in Asia. Overall, Additive Technologies selling volumes are expected to improve slightly over 2010, with volume increases partially offset by the exit of discontinued lower margin products. We are planning to expand our capacity later this year to handle the demand increases related to our polymer additives products which will allow further volume growth in 2012. Taking this into account, sales are projected to be in a range of $260 million to $280 million versus sales of $259 million in 2010 and operating earnings are projected to be in a range of $37 million to $40 million for this segment, a modest increase versus 2010 operating earnings of $37 million.

The long-term trend of infrastructure builds in emerging markets continues to favor the In Process Separation segment driving increased demand for both the mining and phosphine chemicals product lines. Market acceptance of Cytec’s new products continues, particularly in the copper, alumina and newly targeted industrial mineral markets. Expectations are for full year sales to be in a range of $320 million to $330 million compared to sales of $292 million in 2010 and for full year operating earnings to be in a range of $60 million to $70 million, up from the 2010 operating earnings of $55 million.

In Engineered Materials, the secular trend of higher levels of composite usage across the aerospace market remains intact and there continues to be a large number of growth opportunities, not only in the U.S., but internationally as well. For 2011, the expectation is for an approximate 8% increase in overall selling volumes driven primarily by increases in the large commercial and the business and regional jet sectors partially offset by decreases in the military sector as production on the F-22 program winds down and the Joint Strike Fighter is in the early stages of ramp up. Taking this into account, full year sales for 2011 are projected to be in a range of $825 million to $845 million compared to sales of $774 in 2010 and operating earnings are expected to be in a range of $130 to $140 million for this segment, up from 2010 operating earnings of $116 million.

The guidance for Corporate and Unallocated is an operating expense of approximately $16 to $18 million for the year, Other Expense is forecasted to be approximately $4 million, and interest expense, net, is expected to be between $37 and $39 million. The forecast for the underlying annual tax rate for ongoing operations is expected to be in a range of 30.5% to 32.5%.

In closing, Mr. Fleming commented, “I am extremely pleased and proud of the people of Cytec for the successful execution of our important improvement initiatives in 2010 and the realignment of our portfolio to focus on our growth businesses. While there are still uncertainties ahead in 2011, these efforts will enable us to better leverage future sales growth into stronger earnings and cash flow, real evidence of which was demonstrated in 2010. We are in a great position to deliver our growth strategy of bringing high-performance product and application technologies to market that create value for our customers and will deliver increasing value and returns for our shareholders.”

Full Year Results

Net earnings for full year ended December 31, 2010 was $172.3 million or $3.46 per diluted share of which $2.85 per diluted share is from continuing operations on sales of $2,748 million. Net earnings for discontinued operations of Building Block Chemicals for the full year ending December 31, 2010 were $30.3 million or $0.61 per diluted share on sales of $600 million. Included in the results for the full year ended December 31, 2010 were special items that total a net pre-tax charge of $13.4 million ($7.1 million after-tax or $0.14 per diluted share) as follows:

  Pre-tax net restructuring charges of $8.8 million ($5.6 million after-tax or $0.11 per diluted share).
  A charge of $8.3 million or $0.16 per diluted share related to the impact of Health Care Legislation on tax expense.
  A pre-tax charge of $4.7 million ($2.9 million after-tax or $0.06 per diluted share) related to an increase in environmental liabilities at two inactive locations for a change in estimate for operating and maintenance costs.
  A benefit of $9.7 million or $0.19 per diluted share related to the reversal of deferred tax valuation allowances in two international entities.

Excluding these special items net earnings for the full year 2010 were $179.4 or $3.60 per diluted share. All special items are attributable to continuing operations.

Net loss for full year ended December 31, 2009 was $2.5 million or $0.05 per basic share of which a loss of $0.25 per basic share is attributable to continuing operations on sales of $2,429 million. Net earnings for full year 2009 for discontinued operations of Building Blocks were $9.7 million or net earnings of $0.20 per basic share on sales of $360 million.. Included in the results for the full year ended December 31, 2009 were special items that total a net pre-tax charge of $97.2 million ($66.6 million after-tax or $1.37 per basic share) as follows:

  Pre-tax net restructuring charges of $60.2 million ($40.5 million after-tax or $0.84 per basic share).
  A pre-tax non-cash charge of $25.7 million ($19.8 million after-tax or $0.41 per basic share) mainly due to accelerated depreciation of plant assets at our recently shutdown facility in Spain.
  A pre-tax asset impairment charge of $4.3 million ($3.4 million after-tax or $0.07 per basic share) related to the write down of the land at our closed facility in Spain to its estimated fair value.
  A net pre-tax charge of $1.4 million ($1.9 million after-tax or $0.04 per basic share) for the exit of the polyurethanes product line.
  A net pre-tax loss of $8.6 million ($5.2 million after-tax or $0.11 per basic share) associated with the premium for the debt tender.
  A pre-tax, non-cash gain of $8.9 million ($5.5 million after-tax or $0.12 per basic share) as a result of a land sale for which the proceeds were received in 2004.
  A pre-tax gain of $6.2 million ($3.8 million after-tax or $0.08 per basic share) related to a legal settlement.
  A pre-tax, non-cash charge of $12.2 million ($9.1 million after-tax or $0.18 per basic share) relating to a pension settlement in an international jurisdiction.
  A benefit of $4.0 million or $0.08 per basic share related to a favorable tax adjustment for an audit settlement regarding non-US tax amortizable goodwill.

Excluding the above special items, net earnings for the full year 2009 were $64.1 million or $1.32 per diluted share. All special items were attributable to continuing operations.

Investor Conference Call to be Held on January 28, 2011 at 11:00am ET

Cytec will host their fourth quarter earnings release conference call on January 28, 2011 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemical and material technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. These pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, chemical intermediates, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net sales	$699.6	$648.1	$2,748.3	$2,429.3
Manufacturing cost of sales	540.1	509.2	2,074.0	1,975.3
Selling and technical services	55.8	50.3	205.4	197.0
Research and process development	18.5	19.0	72.5	75.0
Administrative and general	30.7	34.4	125.4	124.2
Amortization of acquisition intangibles	9.4	9.9	37.1	38.2
Gain on sale of assets	-	-	-	0.2
Asset impairment charge	-	4.3	-	4.3
Earnings from operations	45.1	21.0	233.9	15.5
Other expense, net	(1.6)	(6.0)	(5.6)	(2.6)
Net loss on early extinguishment of debt	-	0.6	0.8	9.1
Equity in earnings of associated companies	0.2	0.2	1.0	0.9
Interest expense, net	9.3	5.9	33.2	24.2
Earnings (loss) from continuing operations before income taxes	34.4	8.7	195.3	(19.5)
Income tax provision (benefit)	(7.0)	(0.7)	50.5	(8.9)
Earnings (loss) from continuing operations	41.4	9.4	144.8	(10.6)
Earnings from discontinued operations, net of tax (1)	7.3	1.0	30.3	9.7
Net earnings (loss)	48.7	10.4	175.1	(0.9)
Less: Net earnings attributable to noncontrolling interests	(0.7)	(0.6)	(2.8)	(1.6)
Net earnings (loss) attributable to Cytec Industries Inc.	$48.0	$9.8	$172.3	$(2.5)

Earnings (loss) per share attributable to Cytec Industries Inc.
Basic earnings (loss) per common share
Continuing operations	$0.82	$0.18	$2.88	$(0.25)
Discontinued operations	0.15	0.02	0.61	0.20
	$0.97	$0.20	$3.49	$(0.05)

Diluted earnings (loss) per common share
Continuing operations	$0.81	$0.18	$2.85	$(0.25)
Discontinued operations	0.14	0.02	0.61	0.20
	$0.95	$0.20	$3.46	$(0.05)

Dividends per common share	$0.0125	$0.0125	$0.05	$0.16

Shares used in calculating earnings (loss) per common share (in 000s)
Basic	49,624	48,848	49,339	48,307
Diluted	50,242	49,133	49,866	48,307

(1) In the fourth quarter of 2010, we committed to a plan to sell the assets and liabilities of our Building Blocks segment. Beginning in the fourth quarter of 2010, the results of operations of the Building Blocks business are reported as discontinued operations. All previously reported financial information has been revised to conform to the current presentation.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of Dollars)
(unaudited)

	Three months ended		Twelve months ended
	December 31		December 31
	2010	2009	2010	2009
Net Sales:
Coating Resins	$348.4	$328.6	$1,422.6	$1,206.9
Additive Technologies
Sales to external customers	64.6	60.5	259.4	239.1
Intersegment sales	0.6	0.2	1.1	0.8
In Process Separation	81.1	80.6	292.2	265.8
Engineered Materials	205.5	178.4	774.1	717.5
Net sales from segments	700.2	648.3	2,749.4	2,430.1
Elimination of intersegment revenue	(0.6)	(0.2)	(1.1)	(0.8)
Total consolidated net sales	$699.6	$648.1	$2,748.3	$2,429.3

	Three months ended				Twelve months ended
	December 31,				December 31,
		% of		% of		% of		% of
	2010	Sales	2009	Sales	2010	Sales	2009	Sales
Earnings/(loss) from operations:
Coating Resins	$3.9	1%	$17.6	5%	$68.2	5%	$(3.2)	0%
Additive Technologies	8.8	14%	4.2	7%	36.9	14%	11.0	5%
In Process Separation	13.3	16%	15.2	19%	55.2	19%	34.6	13%
Engineered Materials	28.2	14%	22.8	13%	115.6	15%	96.3	13%
Earnings from segments	54.2	8%	59.8	9%	275.9	10%	138.7	6%
Corporate and Unallocated, net (1)	(9.1)		(38.8)		(42.0)		(123.2)
Total earnings from operations	$45.1	6%	$21.0	3%	$233.9	9%	$15.5	1%

(1) For the three and twelve months ended December 31, 2010, Corporate and Unallocated includes pre-tax charges of $1.3 and $8.7, respectively, for various restructuring initiatives including consolidation and a closure of manufacturing operations in Europe. The twelve months ended December 31, 2010 includes a pre-tax charge of $5.5 related to the exit of certain phosphorus derivative products at our Mt. Pleasant, TN facility. For the three and twelve months ended December 31, 2009, Corporate and Unallocated includes pre-tax charges of $30.7 and $90.2, respectively, for various manufacturing and organizational restructuring initiatives across the Specialty Chemical segments and Engineered Materials segment and within corporate operations as well as restructuring charges related to the shared services initiative. The twelve months ended December 31, 2009 also includes a net loss of $1.4 related to the exit of the polyurethane product line in Europe and Asia.

Corporate and Unallocated also includes costs previously allocated to the operations of our discontinued Building Blocks Segment of $1.5 and $6.3 for the three and twelve months ended December 31, 2010, respectively, and $1.3 and $5.3 for the three and twelve months ended December 31, 2009, respectively.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR PERIOD

	Three Months Ended December 31, 2010			Twelve Months Ended December 31, 2010

	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	0%	9%	-3%	16%	4%	-2%
Additive Technologies	6%	2%	-1%	6%	2%	0%
In-Process Separation	-1%	2%	0%	9%	0%	1%
Engineered Materials	15%	1%	-1%	7%	1%	0%
Total Cytec	4%	6%	-2%	12%	2%	-1%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except per share amounts)
(Unaudited)
	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$383.3	$261.7
Trade accounts receivable, less allowance for doubtful accounts of $4.2 and $5.8 in 2010 and 2009, respectively	370.6	338.4
Other accounts receivable	53.1	46.9
Inventories	350.0	327.6
Deferred income taxes	40.6	41.3
Currency swap receivable	-	34.4
Other current assets	16.6	18.8
Current assets held for sale	90.4	71.9
Total current assets	1,304.6	1,141.0
Investment in associated companies	19.7	21.5
Plants, equipment and facilities, at cost	1,937.5	1,886.0
Less: accumulated depreciation	(811.3)	(772.4)
Net plant investment	1,126.2	1,113.6
Acquisition intangibles, net of accumulated amortization of $245.9 and $214.8 in 2010 and 2009, respectively	347.0	399.5
Goodwill	685.7	701.9
Deferred income taxes	24.1	11.9
Other assets	88.5	89.6
Non-current assets held for sale	71.3	80.4
Total assets	$3,667.1	$3,559.4

Liabilities
Current liabilities
Accounts payable	$263.6	$226.9
Short-term borrowings	6.1	10.4
Current maturities of long-term debt	-	16.7
Accrued expenses	223.2	195.2
Income taxes payable	12.9	19.2
Currency swap payable	-	45.3
Deferred income taxes	3.1	5.2
Current liabilities held for sale	63.9	56.5
Total current liabilities	572.8	575.4
Long-term debt	641.5	658.4
Pension and other postretirement benefit liabilities	364.2	388.8
Other noncurrent liabilities	272.8	302.4
Deferred income taxes	71.3	64.0
Non-current liabilities held for sale	7.6	7.3
Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,445,350 in 2010 and 49,316,913 in 2009	0.5	0.5
Additional paid-in capital	451.5	451.0
Retained earnings	1,293.0	1,123.2
Accumulated other comprehensive gain	(14.4)	16.0
Treasury stock, at cost, 767 shares in 2010 and 594,134 shares in 2009	-	(31.8)
Total Cytec Industries Inc. stockholders’ equity	1,730.6	1,558.9
Noncontrolling interests	6.3	4.2
Total equity	1,736.9	1,563.1
Total liabilities and stockholders' equity	$3,667.1	$3,559.4

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

Years ended December 31,	2010	2009
Cash flows provided by (used in) operating activities
Net earnings (loss)	$175.1	($0.9)
Earnings from discontinued operations	(30.3)	(9.7)
Earnings (loss) from continuing operations	144.8	(10.6)
Noncash items included in earnings from continuing operations:
Depreciation	85.6	114.6
Amortization	44.6	44.7
Share-based compensation	10.1	7.8
Deferred income taxes	13.9	(42.1)
Gain on sale of assets	(2.3)	(0.2)
Non-cash gain on transfer of land	-	(8.9)
Non-cash pension settlement charge	-	12.2
Asset impairment charges	-	4.3
Loss on early extinguishment of debt	0.8	9.1
Unrealized gain on derivative instruments	(0.8)	(5.7)
Other	0.4	1.0
Changes in operating assets and liabilities (excluding effects of divestiture):
Trade accounts receivable	(39.0)	100.3
Other receivables	(5.9)	20.7
Inventories	(21.5)	219.4
Other assets	8.3	5.5
Accounts payable	41.1	17.6
Accrued expenses	29.6	26.6
Income taxes payable	(2.8)	13.2
Other liabilities	(72.5)	(9.8)
Net cash provided by operating activities of continuing operations	234.4	519.7
Net cash provided by operating activities of discontinued operations	44.4	45.6
Net cash provided by operating activities	278.8	565.3

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(115.6)	(175.5)
Net proceeds received on sale of assets	5.4	7.0
Net cash used in investing activities of continuing operations	(110.2)	(168.5)
Net cash used in investing activities of discontinued operations	(15.3)	(18.4)
Net cash used in investing activities	(125.5)	(186.9)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	-	390.2
Payments on long-term debt	(34.3)	(532.8)
Change in short-term borrowings	(4.9)	(29.9)
Cash dividends	(3.8)	(9.2)
Proceeds from the exercise of stock options	20.5	7.4
Excess tax benefits from share-based payment arrangements	2.9	-
Other (net cash settlement of two and five year cross currency swaps)	(14.0)	-
Net cash used in financing activities	(33.6)	(174.3)

Effect of currency rate changes on cash and cash equivalents	1.9	2.3
Increase in cash and cash equivalents	121.6	206.4

Cash and cash equivalents, beginning of period	261.7	55.3
Cash and cash equivalents, end of period	$383.3	$261.7

Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2010
	Net
	Earnings	EPS
GAAP net earnings and diluted per common share	$48.0	$0.95
- Net restructuring charge	0.7	0.01
- Charge related to environmental liability	2.9	0.06
- Tax benefit related to valuation allowance reversal	(9.7)	(0.19)
Non-GAAP net earnings and diluted per common share	$41.9	$0.83

Three Months Ended December 31, 2009
	Net
	Earnings	EPS
GAAP net earnings and diluted per common share	$9.8	$0.20
- Net restructuring charge	4.3	0.09
- Non-cash fixed assets write-down	15.6	0.32
- Asset impairment charge	3.4	0.07
- Settlement of Engineered Materials litigation matter	(3.8)	(0.08)
- Tax benefit	(4.0)	(0.08)
- Pension settlement	9.1	0.18
Non-GAAP net earnings and diluted per common share	$34.4	$0.70

Full Year Ended December 31, 2010
	Net
	Earnings	EPS
GAAP net earnings and diluted per common share	$172.3	$3.46
- Net restructuring charge	5.6	0.11
- Effect of Health Care Legislation on tax	8.3	0.16
- Charge related to environmental liability	2.9	0.06
- Tax benefit related to valuation allowance reversal	(9.7)	(0.19)
Non-GAAP net earnings and diluted per common share	$179.4	$3.60

Full Year Ended December 31, 2009
	Net
	Earnings/(loss)	EPS
GAAP net loss and basic per common share	$(2.5)	$(0.05)
- Net restructuring charge	40.5	0.84
- Non-cash fixed assets write-down	19.8	0.41
- Asset impairment charge	3.4	0.07
- Loss on disposal of assets and other related exit costs	1.9	0.04
- Settlement of Engineered Materials litigation matter	(3.8)	(0.08)
- Non-cash gain realized upon transfer of land	(5.5)	(0.12)
- Net premium on repurchase of debt under tender offer	5.2	0.11
- Tax benefit	(4.0)	(0.08)
- Pension settlement	9.1	0.18
Non-GAAP net earnings and diluted per common share (Effect of share dilution from basic to fully diluted was immaterial for 2009)	$64.1	$1.32

CONTACT:
Cytec Industries Inc.
Investor Relations
Jodi Allen, 973-357-3283